Exhibit 99.1

Hercules Announces First Quarter 2016 Financial Results and

Quarterly Dividend of $0.31 per Share

• Strong Liquidity and Access to Capital Supports Portfolio and Earnings Growth Strategy

• No Oil and Gas, or CLO Exposure

Q1 2016 Financial Highlights

•	$0.32 per share, or $22.7 million of Distributable Net Operating Income, or “DNOI,” a non-GAAP measure, an increase of 44% year-over-year

•	$0.28 per share, or $20.1 million of Net Investment Income, or “NII,”, an increase of 55% year-over-year

•	20% increase in Total Investment Income for Q1 2016 of $38.9 million, as compared to $32.5 million in Q1 2015

•	~$200 million of liquidity available for future portfolio and earnings growth, subject to existing terms and covenants, as of May 2, 2016, and subsequently enhanced from quarter end by the Company’s following activities:

•	In May 2016, the Company closed an underwritten offering of approximately $72.9 million in gross aggregate principal amount of its 6.25% Notes due 2024

•	In April 2016, the Company expanded its Wells Fargo Facility (Wells Fargo Facility”) and secured an additional $25.0 million commitment from Everbank

•	In April 2016, the Company issued 331,000 shares of common stock under its “At-The-Market” (“ATM”) equity distribution agreement, for total accumulated net proceeds of $4.0 million, all accretive to net asset value (issued above NAV)

•	Total New Debt and Equity Commitments of $220.9 million to 18 New and Existing Companies

•	Gross Debt and Equity Fundings of $170.9 million

•	$89.5 million of net loan portfolio growth, up 8% quarter-over-quarter, on a cost basis

•	13.2% GAAP Effective Yields

•	10.1% Net Interest Margin “NIM”

•	58.6% Regulatory Leverage at March 31, 2016

•	In April 2016, Standard and Poor’s assigned a BBB- credit rating to all of Hercules’ unsecured Notes

PALO ALTO, Calif., May 5, 2016 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the first quarter ended March 31, 2016.

The Company also announced that its Board of Directors has declared a first quarter cash dividend of $0.31 per share, that will be payable on May 23, 2016, to shareholders of record as of May 16, 2016.

“Hercules is off to a strong start in 2016,” stated Manuel A. Henriquez, chairman and chief executive officer of Hercules. “Our strong first quarter was marked by solid gains in new originations of over $220 million in new debt and equity commitments, followed by 8% growth of our investment loan portfolio representing $90 million in net new growth, as we continued to selectively deploy capital while adhering to our ‘slow and steady’ growth strategy. Our target, subject to market conditions, is to sustain net loan portfolio growth of $50 to $90 million for Q2 2016, as we continue to deploy our available liquidity into new interest earning investment assets. As such, we continue to be cautiously optimistic in growing our loan portfolio to our desired target of $1.3 to $1.35 billion by the end of the first half of 2016 or early in the second half of 2016, subject to market conditions, to which we are well underway as we finished Q1 2016 with $1.24 billion in loans, at a cost basis at quarter-end.”

Henriquez added, “2016 will be a pivotal year for many of the BDCs, distinguishing those BDCs who trade above NAV, which have strong ample and liquid balance sheets, and most importantly have access to the equity and debt capital markets for continued portfolio and earnings growth for investors. Hercules, being one of those few BDCs with access to both the debt and equity capital markets, recently expanded its own liquidity by accessing both the debt and equity capital markets, securing $72.9 million in gross aggregate principal of our 2024 Notes, followed by approximately $16 million net proceeds from our ongoing ATM equity capital markets activities, or as I prefer to call it, just-in-time equity offering of small amounts of equity capital, which are accretive and sold above NAV.

Henriquez continued, “In addition, we have also expanded our Wells Fargo Facility, by adding two outstanding banking partners, AloStar and Everbank, each providing $20 and $25 million, respectively, thereby increasing our total available capital under our Wells Fargo Facility to $120 million. Our ability to access multiple different sources of liquidity is a critical cornerstone of our financial strategy and discipline, as we look to ensure we maintain ample liquidity and acceptable levels of leverage for continued growth. This financial strategy has afforded us the competitive advantage of maintaining a level of flexibility to grow our loan portfolio while many others find themselves unable to grow or gain access to the equity or debt capital markets.”

Henriquez concluded, “Although venture capital investment levels have declined, they were higher than what we had been expecting for Q1 2016 compared to the robust investment pace realized in 2015, and still remain at a respectable level in Q1, with the majority of those venture capital investments flowing precisely into our core target focus of investing, later stage or venture growth stage companies. As market conditions remain a bit choppy and uncertain, Hercules ‘slow and steady’ growth strategy continues to be the prudent way forward, as we continue to see an unpredictable credit environment, as spreads widen in select industries or sectors while also tightening in other sectors or stages of development. Adding to widening spreads in select sectors, is the continued uncertainty in the IPO capital markets, all of which help to bolster an improving selective underwriting environment for very targeted new originations. As we continue to pursue this strategy, methodically and slowly converting our liquidity into new interest-earning loans, (a strategy which has served us well through our 12-year history), we will continue to march towards our loan portfolio growth goals of $1.3 to $1.35 billion in 2016.”

Q1 2016 Review and Operating Results – A Solid Start to 2016

Growth of Investment Loan Portfolio

Hercules had a strong first quarter of 2016, having successfully entered into 14 new and 4 existing debt and equity commitments of $220.9 million, and had gross fundings of $170.9 million.

During the quarter, Hercules realized unscheduled early principal repayments of $55.0 million, which along with our normal scheduled amortization of $21.4 million, represented $76.4 in loan repayments.

Net investment loan portfolio growth during the first quarter, on a cost basis, was $89.5 million, up 7.8% quarter-over-quarter.

The Company’s total investment portfolio, valued at cost and fair value by category, quarter-over-quarter, are highlighted below:

(dollars in millions)	Loans	Equity	Warrants	Total Portfolio
Balances at Cost at 12/31/15	$1,152.3	$59.2	$40.8	$1,252.3

New fundings(a)	168.0	1.0	1.9	170.9
Warrants not related to Q1 2016 fundings	-	-	0.1	0.1
Unscheduled paydowns(b)	(55.0)	-	-	(55.0)
Principal reduction on investments	(21.4)	-	-	(21.4)
Net changes attributed to conversions, liquidations, and fees	(2.1)	(0.1)	(0.4)	(2.6)

Net activity during Q1 2016	89.5	0.9	1.6	92.0

Balances at Cost at 3/31/16	$1,241.8	$60.1	$42.4	$1,344.3

Balances at Value at 12/31/15	$1,110.2	$67.4	$23.0	$1,200.6

Net activity during Q1 2016	89.5	0.9	1.6	92.0
Net change in unrealized appreciation / (depreciation)	6.0	(6.2)	(1.1)	(1.3)

Balances at Value at 3/31/16	$1,205.7	$62.1	$23.6	$1,291.3

(a)New fundings amount includes $500,000 total new fundings associated with revolver loans during Q1 2016.

(b)Unscheduled paydowns include $15.3M paydown on revolvers during Q1 2016.

Average Loan Balance at Cost

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016

Ending Loan Balance at Cost	$1,085.0	$1,170.6	$1,109.2	$1,152.3	$1,241.8

Average Loan Balance at Cost	$1,018.5	$1,127.8	$1,139.9	$1,130.8	$1,197.0

As of March 31, 2016, 91.8% of the Company’s debt investments were in a “true first-lien” senior secured position.

Loan Portfolio Well Positioned for Raising Rates - High Asset Sensitivity - Will Help Drive Earnings Growth

We are well positioned and have constructed a very asset sensitive investment loan portfolio and have structured our debt liabilities for any eventual increases in market rates that may occur in the near future, with 93.1% of our loan investment portfolio being priced at floating interest rates or floating interest rates as of March 31, 2016, with a Prime or LIBOR-based interest rate floor, which coupled with 90% of our outstanding debt obligations bearing fixed interest rate would potentially lead to higher net investment income to our shareholders.

Based on our Consolidated Statement of Assets and Liabilities as of March 31, 2016, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as prime rate, assuming no changes in our investments and borrowings.

We expect each 25 bps increase in the Prime Rate to contribute approximately $1.8 million, or $0.03 per share, of net investment income.

(in thousands) Basis Point Change	Interest Income	Interest Expense	Net Income	EPS(1)
-100	$(2,604)	$(170)	$(2,434)	$(0.03)
25	$1,860	$73	$1,787	$0.03
50	$3,720	$147	$3,574	$0.05
75	$5,580	$220	$5,361	$0.08
100	$7,441	$293	$7,148	$0.10
200	$17,055	$586	$16,469	$0.23
300	$27,646	$879	$26,767	$0.38

(1) EPS calculated on basic weighted shares outstanding of 71,172

Available Unfunded Commitments – Representing only 5.2% of loan balance, at cost

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select Company’s portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of March 31, 2016, the Company had $162.6 million of total unfunded commitments, of which $64.6 million are available at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing ~5.2% of Hercules’ loan balance, at cost. The remaining balance of unfunded commitments or $98.0 million require the select portfolio companies to achieve specific milestone requirements or other covenant restrictions limiting availability of those commitments, many of which contain milestones that may be greater than one year or more in the future before becoming available.

Existing Pipeline and Signed Term Sheets

Hercules finished Q1 2016 with $60.5 million in signed non-binding term sheets outstanding to five new and existing companies. Since the close of Q1 2016 and as of May 2, 2016, Hercules closed debt and equity commitments of $37.6 million to new and existing portfolio companies, and funded $26.7 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 52 portfolio companies with a fair value of $62.1 million and a cost basis of $60.1 million as of March 31, 2016. On a fair value basis, 41.5% or $25.8 million is related to existing public equity positions, primarily concentrated in Box, Inc., which had a fair value of $15.8 million, compared to a cost basis of $5.7 million, at March 31, 2016. As of March 31, 2016, the potential unrealized gain in Box was approximately $10.1 million, or $0.14 in EPS.

Warrant Portfolio

Hercules held warrant positions in 135 portfolio companies with a fair value of $23.5 million and a cost basis of $42.4 million as of March 31, 2016. Hercules’ historical realized gross warrant/equity multiples generally range from 1.0x to 14.9x, with an average gross warrant/equity multiple of 3.74x and a weighted average fully realized IRR of 24.2%.

Portfolio Company IPO Activity

As of March 31, 2016, Hercules held warrant and equity positions in four (4) portfolio companies that had confidentially filed Form S-1 Registration Statements under the JOBS Act with the SEC in contemplation of a potential IPO.

There can be no assurances that companies that have yet to complete their IPOs will do so.

Core Portfolio Yield (“Core Yield”) and Stable Effective Portfolio Yield

Our Effective Yields on our debt investments were 13.2% during Q1 2016, compared 12.9% in Q1 2015, due to higher new loan yields. Our Effective Yields also stabilized as expected driven by lower levels of early loan repayments or unscheduled early loan repayments. Lower unscheduled early loan repayments will typically generate lower amount of fee and income accelerations thereby lower overall effective yields.

Our effective portfolio yields generally include the effects of fees and income accelerations attributed to early payoffs, as well as other activities, or one-time event fees. Our effective yields are materially impacted by elevated levels of unscheduled early principal repayments, and are derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yields were at 12.9% during Q1 2016, and are within our expected normalized levels of 12.5% to 13.5%. Hercules defines Core Yield as yields which generally exclude any benefits from income related to early loan repayments attributed to the acceleration of unamortized origination fees and income as well as prepayment fees, and includes income from expired commitments.

Income Statement

Total investment income for Q1 2016 was $38.9 million, an increase of 19.8%, as compared to $32.5 million in Q1 2015. The increase is primarily attributable to loan portfolio growth, specifically a greater weighted average principal outstanding of the Company’s loan investment portfolio between the periods coupled with slightly higher effective yields.

Interest expense and financing fees were $8.0 million, down 15% as compared to $9.4 million in Q1 2015. The decrease was primarily due to lower weighted average principal balances outstanding from the $40 million redemption on our 2019 Notes which occurred in December 2015, along with lower debt issuance costs amortization of our asset backed notes, slightly offset by the increase in the weighted average principal balance outstanding on the Wells Fargo Facility.

The Company had a weighted average cost of debt comprised of interest and fees, of 5.5% in Q1 2016 versus 6.1% during Q1 2015. The decrease was primarily driven by a reduction in the weighted average principal outstanding on our higher yielding debt instruments, specifically due to the $40 million partial redemption of our 2019 Notes which occurred in December 2015.

Total operating expenses, which includes financing expenses, for Q1 2016 was $18.8 million, down 3.4%, as compared to $19.5 million for Q1 2015. Non-interest and fees expenses “financing expenses” was $10.8 million versus $10.1 million for Q1 2015. The slight increase was primarily due to changes in variable compensation related to higher origination activities.

NII – Net Investment Income

NII for Q1 2016 was up 54.7% to $20.1 million, or $0.28 per share, based on 71.2 million basic weighted average shares outstanding, compared to $13.0 million, $0.20 per share, based on 63.8 million basic weighted average shares outstanding in Q1 2015. The increases are primarily due to a greater weighted average principal outstanding of the Company’s debt portfolio between periods and slightly lower total operating expenses.

DNOI - Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q1 2016 was $22.7 million or $0.32 per share, compared to $15.7 million, or $0.25 per share, in Q1 2015, representing an increase of 44.3%. The increases are primarily due to a greater weighted average principal outstanding of the Company’s debt portfolio between the periods.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Realized Gains/ (Losses)

Hercules had gross realized gains of $2.8 million primarily from the successful sale of investments in two portfolio companies. These gains were offset by gross realized losses of $7.3 from the liquidation or write off of our investments in six portfolio companies, nearly all comprised from the settling of our outstanding debt investment in one company. The result was net realized losses of $4.5 million.

Continued Credit Discipline and Strong Credit Performance

Since our first origination commencing in October 2004, our cumulative net realized gains/losses on investments, through March 31, 2016, totaled $11.3 million in losses, on a GAAP basis. When compared to total commitments of $5.9 billion over the same period, the net realized loss since inception represents 19 basis points “bps” or 0.19% of total commitments, or an approximate annualized loss rate of 2 bps or 0.02%.

Unrealized Appreciation/ (Depreciation)

A break-down of the net unrealized appreciation/ (depreciation) in the investment portfolio is highlighted below:

	Three Months Ended March 31, 2016
(in millions)	Debt	Equity	Warrants	Total
Collateral Based Impairments	$(6.6)	$–	$(0.1)	$(6.7)
Reversals due to Debt Payoffs & Warrant/Equity Sales	12.2	0.1	–	12.3

Fair Value Market/Yield Adjustments
Level 1 & 2 Assets	(0.1)	(5.2)	(1.1)	(6.4)
Level 3 Assets	0.5	(1.1)	0.1	(0.5)

Total Fair Value Market/Yield Adjustments	0.4	(6.3)	(1.0)	(6.9)

Total Unrealized Appreciation/(Depreciation)*	$6.0	$(6.2)	$(1.1)	$(1.3)

 *Excludes unrealized depreciation from escrow receivable and taxes payable

Liquidity and Capital Resources

The Company ended Q1 2016 with $122.5 million in available liquidity, including $13.5 million in unrestricted cash and cash equivalents and $109.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

In March, Hercules sold 1.1 million shares of common stock under its ATM equity distribution agreement, for total accumulated net proceeds of $12.4 million, all accretive to net asset value.

In addition, the Company expanded its Wells Fargo accordion credit facility with an additional $20.0 million committed from AloStar Bank of Commerce.

Subsequent to the end of Q1 2016, the Company enhanced its liquidity position by $84.3 million to a total of approximately $200.0 million from the following activities:

In May 2016, the Company closed an underwritten offering of $65.4 million and a $7.5 million over-allotment in aggregate principal amount of its 6.25% unsecured notes due 2024 (the “Notes”), bringing the total size of the offering to $72.9 million.

In April 2016, the Company expanded its credit facility with Wells Fargo Capital Finance (“WFCF”), part of Wells Fargo & Company (NYSE:WFC), under which EverBank committed an additional $25.0 million, for a total of $120.0 million in credit capacity under a $300.0 million accordion credit facility, subject to borrowing base, leverage and other restrictions.

In April 2016, Hercules continued utilization of its “At-The-Market” (“ATM”) equity distribution agreement that was initiated in August 2013 and amended in March 2016. From April 1, 2016 to May 2, 2016, Hercules sold approximately 331,000 shares of common stock for total accumulated net proceeds of $4.0 million, all accretive to net asset value. As of May 2, 2016, approximately 5.9 million shares remain available for issuance and sale under the equity distribution agreement.

In April 2016, $17.6 million of the Company’s Convertible Senior Notes were settled with a combination of cash and common stock.

Bank Facilities

As of Q1 2016, Hercules has two committed credit facilities with Wells Fargo and Union Bank for $95.0 million and $75.0 million, respectively. The Wells Fargo Facility includes an accordion feature able to increase the existing $95.0 million facility up to a $300.0 million accordion credit facility. Pricing at March 31, 2016 under the Wells Fargo Facility and Union Bank facility was LIBOR+3.25% with no floor and LIBOR+2.25% with no floor, respectively.

The Company expanded the Wells Fargo Facility, under which AloStar Bank of Commerce committed an additional $20 million and subsequent to the end of Q1 2016, EverBank committed an additional $25.0 million in April 2016, bringing the total availability under the Wells Fargo Facility of $120.0 million through August 2018.

Leverage

Hercules’ regulatory leverage, or debt to equity ratio, excluding our SBA debentures was 58.6%, at March 31, 2016.

Hercules’ GAAP leverage ratio, including our SBA debentures, was 85.1%, at March 31, 2016.

Hercules has an SEC exemptive order relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $297.1 million to its balance sheet, bringing the maximum potential leverage to $908.6 million, or 126.5% (1.26:1), as of March 31, 2016, if it had access to such additional leverage.

On December 18, 2015, President Obama signed H.R. 2029, the Fiscal Year 2016 Consolidated Appropriation Act, which included a significant change to the Small Business Investment Company (“SBIC”) program. Specifically, Section 521 increases the maximum amount of leverage available to two or more SBICs under common control from $225 million to $350 million. Hercules anticipates filing an application for its third SBIC license, to gain access to additional capital under the SBIC debenture program late in the 2016, or early 2017, subject to market conditions.

As of March 31, 2016, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 270.5%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Net Asset Value

As of March 31, 2016, the Company’s net assets were $718.4 million, compared to $717.1 million at the end of Q4 2015.

As of March 31, 2016, net asset value per share was $9.81 on 73.2 million outstanding shares, compared to $9.94 on 72.1 million outstanding shares as of December 31, 2015.

Portfolio Asset Quality

At March 31, 2016, the weighted average loan grade of the portfolio at cost was 2.17 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.26 as of March 31, 2015 and 2.16 as of December 31, 2015. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital, thereby increasing our Grade 3 rated investments.

Our policy is to lower the grading on our portfolio companies as they approach the point in time when they will require additional equity capital. Additionally, we may downgrade our portfolio companies if they are not meeting our financing criteria or are underperforming relative to their respective business plans. Various companies in our portfolio will require additional funding in the near term or have not met their business plans and therefore have been downgraded until their funding is complete or their operations improve.

The change in weighted average investment grading at March 31, 2016 from December 31, 2015 is due to the downgrade of twelve portfolio companies to a 3 rating primarily due to impending capital needs offset by the net increase in the size of the portfolio by seven portfolio companies at March 31, 2016.

As of March 31, 2016, grading of the loan portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q1 2015 - Q1 2016 ($ in millions)

	Q1 2015		Q2 2015		Q3 2015		Q4 2015		Q1 2016

Grade 1	188.4	17.8%	233.8	20.5%	198.7	18.4%	215.2	19.4%	287.4	23.8%
Grade 2	590.9	55.9%	645.7	56.8%	636.5	59.1%	759.3	68.4%	636.0	52.7%
Grade 3	174.9	16.5%	140.2	12.3%	99.0	9.2%	44.8	4.0%	202.2	16.8%
Grade 4	90.2	8.5%	70.0	6.2%	59.7	5.5%	34.2	3.1%	40.4	3.4%
Grade 5	13.6	1.3%	47.9	4.2%	83.7	7.8%	56.7	5.1%	39.7	3.3%

Weighted Avg.	2.26		2.25		2.33		2.16		2.17

At March 31, 2016, the Company had four debt investments on non-accrual with a cumulative investment cost and approximate fair value of $49.8 million and $27.2 million, respectively. At December 31, 2015, the Company had five debt investments on non-accrual with cumulative investment cost and fair value of approximately $47.4 million and $23.2 million, respectively. During the three months ended March 31, 2016, the Company recognized a realized loss of approximately $6.2 million on the settlement of one debt investment that was on non-accrual at December 31, 2015, which was above the carrying value from the previous quarter. In addition, the Company recognized a realized loss of $430,000 on the partial write off of one debt investment that was on non-accrual as of December 31, 2015.

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016

Total Investments at Cost	$1,170.8	$1,261.0	$1,200.0	$1,252.3	$1,344.3

Loans on non-accrual as a % of Total
Investments at Value	1.0%	1.9%	2.7%	1.9%	2.1%

Loans on non-accrual as a % of Total	2.9%	3.7%	4.1%	3.8%	3.7%
Investments at Cost

Dividends

The Board of Directors has declared a fourth quarter cash dividend of $0.31 per share. This dividend would represent the Company’s 43rd consecutive dividend declaration since its IPO, bringing the total cumulative dividend declared to date to $11.85 per share. The following shows the key dates of our first quarter 2016 dividend payment:

Record Date	May 16, 2016
Payment Date	May 23, 2016

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, our Board of Directors may choose to pay an additional special dividend, or fifth dividend, so that we may distribute approximately all of our annual taxable income in the year it was earned, or electing to maintain the option to spill over our excess taxable income into the coming year for future dividend payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the dividends declared during the quarter ended March 31, 2016, 100% were distributions derived from our current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of our 2016 distributions to stockholders.

Subsequent Events

1.	As of May 2, 2016, Hercules has:

a.	Closed debt and equity commitments of $37.6 million to new and existing portfolio companies, and funded $26.7 million since the close of the first quarter.

b.	Pending commitments (signed non-binding term sheets) of $35.2 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-16 Closed Commitments(a)	$220.9
Q2-16 Closed Commitments (as of May 2, 2016)(a)	$37.6
Total Year-to-date 2016 Closed Commitments (a)	258.5
Q2-16 Pending Commitments (as of May 2, 2016) (b)	$35.2
Year-to-date 2016 Closed and Pending Commitments	$293.7

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.

In April 2016, Hercules continued utilization of its ATM equity distribution agreement that was initiated in August 2013 and amended in March 2016. From April 1, 2016 to May 2, 2016, Hercules issued 331,000 shares of common stock for total accumulated net proceeds of $4.0 million, all accretive to net asset value. As of May 2, 2016, approximately 5.9 million shares remain available for issuance and sale under the equity distribution agreement.

3.

In April 2016, the Company expanded its credit facility with Wells Fargo Capital Finance (“WFCF”), part of Wells Fargo & Company (NYSE:WFC), under which EverBank committed an additional $25.0 million, for a total of $120.0 million in credit capacity under a $300.0 million accordion credit facility, subject to borrowing base, leverage and other restrictions.

4.

In April 2016, approximately $17.4 million of the Convertible Senior Notes were converting pursuant to the conversion procedures as set forth in the indenture governing the Convertible Senior Notes and were settled in April 2016 with a combination of cash equal to the outstanding principal amount of the converted notes and approximately 137,854 shares of the Company’s commons stock. The remaining Convertible Senior Notes outstanding were fully repaid at maturity on April 15, 2016 for approximately $0.2 million.

5.

In April 2016, Standard and Poor’s assigned a BBB- credit rating to the following Hercules senior unsecured notes: 6.25% Notes due July 2024; 7.00% Notes due April 2019; and, 7.00% Notes due September 2019

6.

In May 2016, the Company closed an underwritten offering of $65.4 million and a $7.5 million over-allotment in aggregate principal amount of its 6.25% unsecured notes due 2024 (the “Notes”), bringing the total size of the offering to $72.9 million. The Notes constitute a further issuance of, rank equally in right of payment with, and form a single series with the $103.0 million in aggregate principal amount of the 6.25% unsecured notes due 2024 that the Company initially issued on July 14, 2014 (the “Existing Notes”). The Existing Notes and the Notes have been assigned a BBB+ rating by the Kroll Bond Rating Agency. The Notes were also assigned a BBB- rating by Standard & Poor’s in conjunction with the additional offering.

7.

On May 1, 2016, Hercules’ portfolio company, Bind Therapeutics, Inc. (Nasdaq: BIND), filed for Voluntary Chapter 11 Bankruptcy Protection in the District of Delaware. In that filing, BIND claims it will pursue strategic and financial alternatives to continue as a going concern and that their cash and assets exceed the loan amount due to Hercules Capital. Our agreements with BIND have affirmative and negative covenants and events of defaults customary for a senior secured lending transaction of this nature. As of the date of these financial statements, we believe that BIND has the ability to meet its Secured Obligations with its existing cash and cash equivalent balance, and BIND is current on all payments to Hercules. Our investment in BIND remains on accrual status. Prior to its voluntary Chapter 11 bankruptcy filing, Bind completed a 38% workforce reduction, announced the resignation of certain Officers and made the decision to no longer advance its lead clinical asset Bind-014 absent a licensing or collaboration agreement based largely on its failure to produce the desired efficacy results and a shift in the development, regulatory and reimbursement pathway for BIND-014.

Conference Call

Hercules has scheduled its first quarter 2016 financial results conference call for May 5, 2016 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 89313435 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 89313435.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broadly diversified variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $5.9 billion to over 350 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Notes due April 2019, 7.00% Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” “HTGY,” and “HTGX,” respectively.

Forward-Looking Statements

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	March 31, 2016	December 31, 2015
Assets
Investments:
Non-control/Non-affiliate investments:
Debt investments (cost of $1,239,601 and $1,150,103, respectively)	$1,204,136	$1,109,196
Equity investments (cost of $51,208 and $50,305, respectively)	55,837	60,781
Warrant investments (cost of $39,789 and $38,131, respectively)	23,240	22,675

Total Non-control/Non-affiliate investments (cost of $1,330,598 and $1,238,539, respectively)	1,283,213	1,192,652
Affiliate investments:
Debt investments (cost of $2,185 and $2,200, respectively)	1,537	1,013
Equity investments (cost of $8,912 and $8,912, respectively)	6,304	6,661
Warrant investments (cost of $2,630 and $2,630, respectively)	256	312

Total Affiliate investments (cost of $13,727 and $13,742, respectively)	8,097	7,986

Total investments, at value (cost of $1,344,325 and $1,252,281, respectively)	1,291,310	1,200,638
Cash and cash equivalents	13,478	95,196
Restricted cash	3,646	9,191
Interest receivable	10,993	9,239
Other assets	12,388	9,720

Total assets	$1,331,815	$1,323,984

Liabilities
Accounts payable and accrued liabilities	$12,086	$17,241
Long-Term Liabilities (Convertible Senior Notes), net (principal of $17,604 and $17,604, respectively)	17,572	17,478
Wells Facility	61,003	50,000
2021 Asset-Backed Notes, net (principal of $129,300 and $129,300, respectively)	127,227	126,995
2019 Notes, net (principal of $110,364 and $110,364, respectively)	108,339	108,179
2024 Notes, net (principal of $103,000 and $103,000, respectively)	100,211	100,128
Long-Term SBA Debentures, net (principal of $190,200 and $190,200, respectively)	186,997	186,829

Total liabilities	$613,435	$606,850

Net assets consist of:
Common stock, par value	74	73
Capital in excess of par value	761,565	752,244
Unrealized depreciation on investments	(54,142)	(52,808)
Accumulated realized gains on investments	23,525	27,993
Undistributed net investment income (Distributions in excess of net investment income)	(12,642)	(10,368)

Total net assets	$718,380	$717,134

Total liabilities and net assets	$1,331,815	$1,323,984

Shares of common stock outstanding ($0.001 par value, 200,000,000 and 100,000,000 authorized, respectively)	73,230	72,118
Net asset value per share	$9.81	$9.94

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Investment income:
Interest income
Non-control/Non-affiliate investments	$36,409	$30,459
Affiliate investments	65	100

Total interest income	36,474	30,559

Fees
Non-control/Non-affiliate investments	2,465	1,934
Affiliate investments	—	1

Total fees	2,465	1,935

Total investment income	38,939	32,494
Operating expenses:
Interest	7,018	7,854
Loan fees	988	1,513
General and administrative	3,580	3,618
Employee compensation:
Compensation and benefits	4,685	3,796
Stock-based compensation	2,571	2,719

Total employee compensation	7,256	6,515

Total operating expenses	18,842	19,500
Loss on debt extinguishment (Long-Term Liabilities - Convertible Senior Notes)	—	(1)

Net investment income	20,097	12,993
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	(4,468)	3,312

Total net realized gain (loss) on investments	(4,468)	3,312

Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(1,460)	3,301
Affiliate investments	126	2,313

Total net unrealized appreciation (depreciation) on investments	(1,334)	5,614

Total net realized and unrealized gain (loss)	(5,802)	8,926

Net increase in net assets resulting from operations	$14,295	$21,919

Net investment income before investment gains and losses per common share:
Basic	$0.28	$0.20

Change in net assets resulting from operations per common share:
Basic	$0.20	$0.33

Diluted	$0.20	$0.33

Weighted average shares outstanding
Basic	71,172	63,783

Diluted	71,199	64,163

Dividends declared per common share:
Basic	$0.31	$0.31

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended March 31,
Reconciliation of Net investment income to DNOI	2016	2015
Net investment income	$20,097	$12,993
Stock-based compensation	2,571	2,719

DNOI	$22,668	$15,712

DNOI per share-weighted average common shares
Basic	$0.32	$0.25

Weighted average shares outstanding
Basic	71,172	63,783

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.